AMENDED AND RESTATED PROMISSORY NOTE

$20,000,000.00	February 8, 2018

FOR VALUE RECEIVED, the undersigned EnviroStar, Inc., a Delaware corporation ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at 333 SE 2nd Avenue, 22nd Floor, Miami, Florida 33131, Attention: Matthew Rapoport, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of TWENTY MILLION DOLLARS ($20,000,000.00) or so much thereof as may be advanced and be outstanding pursuant to the terms of the Credit Agreement, as defined herein, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)       "Daily One Month LIBOR" means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(b)       "LIBOR" means the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so published, then as determined by Bank from another recognized source or interbank quotation); provided, however, that if LIBOR determined as provided above would be less than zero percent (0.0%), then LIBOR shall be deemed to be zero percent (0.0%).

(c)       "London Business Day" means any day that is a day for trading by and between banks in dollar deposits in the London interbank market.

INTEREST:

(a)       Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fluctuating rate per annum determined by Bank to be two and twenty-five hundredths of one percent (2.25%) above Daily One Month LIBOR in effect from time to time. Bank is hereby authorized to note the date and interest rate applicable to this Note and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b)       Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or

any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(c)       Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or upon the occurrence and during the continuance of an Event of Default, then at the option of Bank, in its sole and absolute discretion, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a)       Borrowing and Repayment of Principal. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note, that certain Credit Agreement dated as of October 7, 2016, as amended by that certain Amendment and Ratification of Credit Agreement and Other Loan Documents dated as of June 23, 2017, that certain Second Amendment and Ratification of Credit Agreement and Other Loan Documents dated as of October 30, 2017, and that certain Third Amendment and Ratification of Credit Agreement and Other Loan Documents dated of even date herewith between Borrower and Bank (as the same may be amended or modified from time to time, the “Credit Agreement”), and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on October 7, 2021 (the “Maturity Date”).

(b)       Payment of Interest. Interest accrued on this Note shall be payable on the seventh (7th) day of each month, commencing on March 7, 2018.

(c)       Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of any individual so authorized in the Borrower’s resolutions delivered in connection with the execution of the Credit Agreement.

(d)       Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

PREPAYMENT:

Borrower may prepay principal on this Note at any time, in any amount and without penalty. If principal under this Note is payable in more than one installment, then any prepayments of principal shall be applied to the most remote principal installment or installments then unpaid.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

(a)       Remedies. Upon the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, if any, or upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note whether or not suit is brought, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)       Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c)       Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

(d)       Savings Clause. If at any time the interest rate set forth in this Note exceeds the maximum interest rate allowable under applicable law, the interest rate shall be deemed to be such maximum interest rate allowable under applicable law.

(e)       Right Of Setoff; Deposit Accounts. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared this Note to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower's obligations and liabilities under this Note (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under this Note.

(f)       Amended and Restated Promissory Note. This Note amends, restates, increases and supersedes that certain Promissory Note dated October 7, 2016 executed by Borrower in favor of Bank in the principal amount of $15,000,000.00 (the “Original Note”). In the event of any conflict between the terms of the Original Note and this Note, the terms of this Note shall control.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

EnviroStar, Inc., a Delaware corporation

By:/s/Henry M. Nahmad

Henry M. Nahmad, President

STATE OF	)
COUNTY OF	)

The foregoing instrument was acknowledged before me this ___ day of February, 2018, by Henry M. Nahmad, as President of EnviroStar, Inc., a Delaware corporation, on behalf of the corporation. He is personally known to me or produced _______________ as identification.

Print or Stamp Name:
Notary Public: State of
Commission Number:
My Commission Expires: